Securities and Exchange Commission
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                   to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.


                                                  Commission File Number 2-76198

                         FIRST NATIONAL BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

                    7910 Main Street, Houma, Louisiana 70360
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock ($2.50 par value)
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ ]                     Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)  [ ]                     Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(i)   [ ]                     Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]                     Rule 15d-6             [ ]
     Rule 12h-3(b)(1)(i)   [x]

         Approximate  number of  holders  of record as of the  certification  or
notice  date:   None  after  February  28,  1997,  the  effective  date  of  the registrant's merger into Whitney Holding Corporation.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Whitney Holding Corporation, as successor by merger to the registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  March  1, 1997          By:  /s/ Edward B. Grimball
       --------------               --------------------------------------------
                                    Edward B. Grimball
                                    Executive Vice President and Chief Financial
                                    Officer of Whitney  Holding  Corporation, as
                                    successor by merger to the registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
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